Exhibit (a)(2)(2)

taitweller.com

November 21, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Touchstone Dividend Equity Fund
(“the Fund”), a series of Touchstone Funds Group Trust,
Commission File Number 811-08104

To whom it may concern:

We have received a copy of, and are in agreement with, the statements concerning our Firm being made by the Fund pursuant to Item 304(a) of Regulation S-K in its Form N-CSR to be filed on or about November 25, 2022, captioned “Changes in Independent Registered Public Accounting Firm.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report.

Sincerely,
/s/ Tait, Weller & Baker LLP
Tait, Weller & Baker LLP

cc:	Terri Lucas
Assistant Treasurer
Touchstone Funds
303 Broadway, Suite 1100
Cincinnati, OH 45202

Tait Weller • Philadelphia Office • O: 215.979.8800 • F: 215.979.8811 • Two Liberty Place • 50 S. 16th Street • Suite 2900 • Philadelphia, PA 19102-2529